Exhibit 10.04C

AMENDMENT NO. 3

CALIFORNIA COASTAL COMMUNITIES, INC.

RETIREMENT PLAN

The California Coastal Communities, Inc. Retirement Plan (“Plan”), which was executed December 21, 2001, is further amended as follows:

1.               Section 1.34A is added to the Plan to clarify the definition of “marriage” as follows:

“Marriage” (and derivative terms such as “marital,” “married” and “marries”) shall, for all purposes under this Plan, mean a relationship that is recognized as a marriage under applicable federal laws.

2.               Section 1.50A is added to the Plan to clarify the definition of “spouse” as follows:

For all purposes under this Plan, the terms “spouse” and “surviving spouse” shall mean the individual recognized as an individual’s lawful husband or lawful wife under applicable federal laws.

3.               Section 3.7(g) is clarified, in its entirety, to read as follows:

Notwithstanding the foregoing, a Participant may, after receiving the written explanation described in subsection (e) above (“Notice”), affirmatively elect (with spousal consent if necessary) to have his or her benefit commence (annuity starting date) sooner than 30 days following receipt of the Notice, provided all of the following 5 requirements are met:

(i)             The Committee (or its delegate) clearly informs the Participant that he or she has a period of at least 30 days after receiving the Notice to decide when to have his or her benefit begin and, if applicable, to choose a particular optional form of payment;

(ii)          The Participant affirmatively elects a date for benefits to begin and, if applicable, an optional form of payment, after receiving the Notice;

(iii)       The Participant is permitted to revoke his or her election until the later of the annuity starting date or 7 days following the date the Participant received the Notice;

(iv)      The Participant’s annuity starting date is after the date the Notice is provided (however the annuity starting date may be before the expiration of the 7-day period referred to in item (v), below and before the date of the Participant’s affirmative distribution election); and

(v)         Payment does not commence less than 7 days following the day after the Notice is received by the Participant.

Except in the case of administrative delay, distribution will commence not more than 90 days after the date the Notice is provided.  As provided in Treasury Regulation 1.417(e)-1(b)(3)(vii), the Plan will not fail to satisfy the 90-day timing requirement merely because, due solely to administrative delay, a distribution commences more than 90 days after the Notice is provided.

4.               For the avoidance of doubt, the following is added at the end of Sections 1.3, 3.6, 3.9(i), 3.13, 14.3.3 (d) and 14.4.3 of the Plan:

Since July 1, 2000, no mandatory distributions within the meaning of Q&A 2 of IRS Notice 2005-5 have been, or will be, paid from this frozen Plan because all remaining Plan benefits exceed $5,000.

5.               Section 3.15 (a) is clarified to read as follows:

Date Pension Begins.      Except as otherwise provided herein, a Participant’s pension shall begin as soon as administratively practicable following the latest of (i) the Participant’s Normal Retirement Date, or (ii) the date of the Participant’s termination of employment (but not more than 60 days after the close of the Plan Year in which the latest of (i) or (ii) occurs).  For these purposes, a Participant’s (or Beneficiary’s) failure to elect a distribution will be deemed an election to defer the date of distribution; provided, however, that the Code Section 401(a)(9) deferral limits will override all distribution election rights under the Plan.

IN WITNESS WHEREOF, this Amendment No. 3 is executed this 19th day of December, 2006.

CALIFORNIA COASTAL
COMMUNITIES, INC.

By:	/s/ Sandra G. Sciutto